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                                                                   EXHIBIT 99.1


[SHOLODGE, INC. LOGO]

Contact: Bob Marlowe
         Chief Financial Officer
         (615) 264-8000


                     SHOLODGE, INC. COMPLETES TENDER OFFER


Hendersonville, Tenn (November 4, 2003) - ShoLodge, Inc. (NASDAQ: LODG), announced today that it has completed its tender offer to purchase Senior Subordinated Notes at a purchase price of $850 per $1,000 principal amount. The company received and accepted tenders for $5,293,000 in principal amount of the notes, consisting of $2,753,000 Series A, $2,088,000 Series B, $251,000 Series A-1, and $201,000 Series B-1.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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